Exhibit 99.1

AMAZON.COM ANNOUNCES FREE CASH FLOW SURPASSED $500 MILLION FOR THE FIRST TIME; CUSTOMERS JOINED AMAZON PRIME AT AN ACCELERATED RATE

SEATTLE—(BUSINESS WIRE)—Feb. 2, 2006—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter and year ended December 31, 2005.

Operating cash flow grew 29% to $733 million in 2005, compared with $566 million in 2004. Free cash flow grew 11% to $529 million in 2005, compared with $477 million in 2004. Operating and free cash flow includes a one-time payment of $40 million in connection with a patent lawsuit settlement in third quarter 2005.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 438 million on December 31, 2005, compared with 434 million a year ago.

Net sales increased 17% to $2.98 billion in the fourth quarter, compared with $2.54 billion in fourth quarter 2004. Excluding the $121 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 22% compared with fourth quarter 2004.

Operating income increased 1% to $165 million in the fourth quarter, compared with $162 million in fourth quarter 2004. Excluding the $12 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 9% compared with fourth quarter 2004.

Net income was $199 million in the fourth quarter, or $0.47 per diluted share, compared with net income of $347 million, or $0.82 per diluted share in fourth quarter 2004, which includes a $38 million income tax benefit in the fourth quarter, compared with a $239 million income tax benefit in fourth quarter 2004, primarily related to determining certain deferred tax assets are realizable.

“Subscriptions to Amazon Prime more than doubled from November to December,” said Jeff Bezos, founder and CEO of Amazon.com. “Amazon Prime members get ‘all-you-can-eat’ two-day shipping for free.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement, on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Full Year 2005

Net sales grew 23% to $8.49 billion in 2005, compared with $6.92 billion in 2004. Excluding the $73 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the year, net sales grew 24% compared with 2004.

Operating income was $432 million in 2005, compared with $440 million in 2004. Operating income for 2005 includes the $40 million negative impact of the legal settlement and an $8 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the year.

Net income was $359 million in 2005, or $0.84 per diluted share, compared with net income of $588 million, or $1.39 per diluted share, in 2004. Net income for 2005 includes a $95 million income tax expense, compared with a $233 million income tax benefit in 2004.

Amazon.com also announced today that on March 7, 2006 it will redeem €250 million ($304 million at the Euro to U.S. dollar exchange rate on January 31, 2006) in principal amount of its outstanding 6.875% Convertible Subordinated Notes due 2010, plus accrued and unpaid interest from and including February 16, 2006 to March 6, 2006, under its previously announced $500 million debt repurchase authorization. No premium payment is required to redeem these notes.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.68 billion, up 21% from fourth quarter 2004.

•	North America Media sales surpassed $1 billion for the first time in the fourth quarter.

•	International segment sales, representing the Company’s U.K., German, French, Japanese and Chinese sites, were $1.29 billion, up 13% from fourth quarter 2004. Excluding the unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 23%.

•	International segment sales accounted for 45% of worldwide net sales in 2005, up from 44% in 2004.

•	Worldwide Other revenue, which includes the Amazon Enterprise Solutions program (formerly known as Merchant.com), increased 74% to $230 million in 2005.

•	Worldwide Electronics & Other General Merchandise sales grew 38% to $2.3 billion in 2005, and increased to 27% of worldwide net sales, up from 24% in 2004.

•	The Company’s Japan site—Amazon.co.jp—became Amazon.com’s sixth site to launch Search Inside the Book, enabling customers to preview the text inside over 160,000 books.

•	Building on its successful Search Inside the Book technology, the Company announced it is currently developing two new innovative programs—Amazon Pages and Amazon Upgrade—to benefit readers, authors and publishers that will enable customers to purchase online access to any page, section or chapter of a book, as well as the book in its entirety.

•	Amazon.com’s China site—Joyo.com—in a long-term test lowered the order size threshold for customers to qualify for free shipping to RMB 99 from RMB 200 and now offers more than 300,000 book, music, video and DVD titles, making it the largest Chinese bookstore in the world.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of February 2, 2006. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

First Quarter 2006 Guidance

•	Net sales are expected to be between $2.14 billion and $2.29 billion, or grow between 13% and 20%, compared with first quarter 2005.

•

Operating income is expected to be between $70 million and $105 million, or decline between (35%) and (3%), compared with first quarter 2005. This guidance includes $30 million for stock-based compensation and amortization of intangible assets, and assumes, among other things, that no additional intangible assets are recorded, and that there are no further revisions to stock-based compensation or restructuring-related estimates.

Full Year 2006 Expectations

•	Net sales are expected to be between $9.85 billion and $10.45 billion, or grow between 16% and 23%, compared with 2005.

•	Operating income is expected to be between $370 million and $510 million, or between (14%) decline and 18% growth, compared with 2005. This guidance includes $135 million for stock-based compensation and amortization of intangible assets, and assumes, among other things, that no additional intangible assets are recorded and that there are no changes to stock-based compensation or restructuring-related estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and all subsequent filings.

About Amazon.com

Amazon.com (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer customers the lowest possible prices. Amazon.com and third-party sellers offer millions of unique new, refurbished, and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon.com and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

Contacts: Amazon.com Investor Relations Tim Stone, 206/266-2171, ir@amazon.com	Amazon.com Public Relations Patty Smith, 206/266-7180
www.amazon.com/ir

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$600	$746	$1,303	$1,102

OPERATING ACTIVITIES:
Net income	199	347	359	588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	36	21	121	76
Stock-based compensation	16	20	87	58
Other operating expense (income)	4	(5)	7	(8)
Gains on sales of marketable securities, net	(1)	—	(1)	(1)
Remeasurements and other	(4)	32	(42)	1
Non-cash interest expense and other	1	1	5	5
Deferred income taxes	(46)	(244)	70	(257)
Cumulative effect of change in accounting principle	—	—	(26)	—
Changes in operating assets and liabilities:
Inventories	(114)	(108)	(104)	(169)
Accounts receivable, net and other current assets	(91)	7	(84)	(2)
Accounts payable	499	424	274	286
Accrued expenses and other current liabilities	131	68	60	(14)
Additions to unearned revenue	61	25	156	110
Amortization of previously unearned revenue	(61)	(31)	(149)	(107)

Net cash provided by operating activities	630	557	733	566

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(55)	(36)	(204)	(89)
Acquisitions, net of cash acquired	—	—	(24)	(71)
Sales and maturities of marketable securities and other investments	183	419	836	1,427
Purchases of marketable securities	(358)	(448)	(1,386)	(1,584)

Net cash used in investing activities	(230)	(65)	(778)	(317)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and other	24	18	66	60
Proceeds from long-term debt and other	—	—	11	—
Repayments of long-term debt and capital lease obligations	—	(1)	(270)	(157)

Net cash provided by (used in) financing activities	24	17	(193)	(97)

Foreign-currency effect on cash and cash equivalents	(11)	48	(52)	49

Net increase (decrease) in cash and cash equivalents	413	557	(290)	201

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,013	$1,303	$1,013	$1,303

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—	$105	$108
Cash paid for income taxes	1	1	12	4

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$2,977	$2,541	$8,490	$6,921
Cost of sales	2,310	1,997	6,451	5,319

Gross profit	667	544	2,039	1,602

Operating expenses (1):
Fulfillment	249	208	745	601
Marketing	68	60	198	162
Technology and content	132	84	451	283
General and administrative	49	35	166	124
Other operating expense (income)	4	(5)	47	(8)

Total operating expenses	502	382	1,607	1,162

Income from operations	165	162	432	440

Interest income	14	10	44	28
Interest expense	(22)	(27)	(92)	(107)
Other income (expense), net	—	(5)	2	(5)
Remeasurements and other	4	(32)	42	(1)

Total non-operating income (expense)	(4)	(54)	(4)	(85)

Income before income taxes	161	108	428	355

Provision (benefit) for income taxes	(38)	(239)	95	(233)

Income before cumulative effect of change in accounting principle	199	347	333	588

Cumulative effect of change in accounting principle	—	—	26	—

Net income	$199	$347	$359	$588

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.48	$0.85	$0.81	$1.45
Cumulative effect of change in accounting principle	—	—	0.06	—

	$0.48	$0.85	$0.87	$1.45

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.47	$0.82	$0.78	$1.39
Cumulative effect of change in accounting principle	—	—	0.06	—

	$0.47	$0.82	$0.84	$1.39

Weighted average shares used in computation of earnings per share:
Basic	415	408	412	406

Diluted	426	425	426	425

(1) Includes stock-based compensation as follows:
Fulfillment	$3	$4	$16	$10
Marketing	1	1	6	4
Technology and content	9	11	45	32
General and administrative	3	4	20	12

	$16	$20	$87	$58

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
North America
Net sales	$1,683	$1,392	$4,711	$3,847
Cost of sales	1,265	1,038	3,444	2,823

Gross profit	418	354	1,267	1,024
Direct segment operating expenses (1)	326	232	971	703

Segment operating income	92	122	296	321

International
Net sales	1,294	1,149	3,779	3,074
Cost of sales	1,045	959	3,007	2,496

Gross profit	249	190	772	578
Direct segment operating expenses (1)	156	135	502	409

Segment operating income	93	55	270	169

Consolidated
Net sales	2,977	2,541	8,490	6,921
Cost of sales	2,310	1,997	6,451	5,319

Gross profit	667	544	2,039	1,602
Direct segment operating expenses	482	367	1,473	1,112

Segment operating income	185	177	566	490
Stock-based compensation	(16)	(20)	(87)	(58)
Other operating income (expense)	(4)	5	(47)	8

Income from operations	165	162	432	440
Total non-operating income (expense), net	(4)	(54)	(4)	(85)
Benefit (provision) for income taxes	38	239	(95)	233
Cumulative effect of change in accounting principle	—	—	26	—

Net income	$199	$347	$359	$588

Segment Highlights:
Y/Y net sales growth:
North America	21%	22%	22%	18%
International	13	43	23	53
Consolidated	17	31	23	31
Y/Y gross profit growth:
North America	18%	23%	24%	18%
International	31	37	33	48
Consolidated	23	28	27	27
Y/Y segment operating income growth:
North America	(24)%	7%	(8)%	13%
International	67	43	59	116
Consolidated	4	16	16	36
Net sales mix:
North America	57%	55%	55%	56%
International	43	45	45	44

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
North America
Media	$1,030	$885	$3,046	$2,589
Electronics and other general merchandise	580	449	1,443	1,128
Other	73	58	222	130

	1,683	1,392	4,711	3,847

International
Media	968	911	2,885	2,513
Electronics and other general merchandise	321	237	886	559
Other	5	1	8	2

	1,294	1,149	3,779	3,074

Consolidated
Media	1,998	1,796	5,931	5,102
Electronics and other general merchandise	901	686	2,329	1,687
Other	78	59	230	132

	$2,977	$2,541	$8,490	$6,921

Y/Y Net Sales Growth:
North America:
Media	16%	18%	18%	14%
Electronics and other general merchandise	29	27	28	28
Other	25	51	71	18

International:
Media	6%	33%	15%	41%
Electronics and other general merchandise	36	96	59	149
Other	565	169	234	98

Consolidated:
Media	11%	25%	16%	26%
Electronics and other general merchandise	31	45	38	53
Other	32	52	74	19

Consolidated Net Sales Mix:
Media	67%	71%	70%	74%
Electronics and other general merchandise	30	27	27	24
Other	3	2	3	2

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,013	$1,303
Marketable securities	987	476

Cash, cash equivalents, and marketable securities	2,000	1,779
Inventories	566	480
Deferred tax assets, current portion	89	81
Accounts receivable, net and other current assets	274	199

Total current assets	2,929	2,539

Fixed assets, net	348	246
Deferred tax assets, long-term portion	223	282
Goodwill	159	139
Other assets	37	42

Total assets	$3,696	$3,248

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,366	$1,142
Accrued expenses and other current liabilities	563	478

Total current liabilities	1,929	1,620

Long-term debt and other	1,521	1,855

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued and outstanding shares — 416 and 410 shares	4	4
Additional paid-in capital	2,263	2,123
Accumulated other comprehensive income	6	32
Accumulated deficit	(2,027)	(2,386)

Total stockholders’ equity (deficit)	246	(227)

Total liabilities and stockholders’ equity (deficit)	$3,696	$3,248

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM) (1)	$566	$523	$624	$661	$733	29%

Purchase of fixed assets (incl. internal-use software & website development) — TTM	$89	$106	$138	$186	$204	129%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$477	$417	$486	$475	$529	11%
Common shares and stock-based awards outstanding	434	434	438	438	438	1%
Common shares outstanding	410	411	412	414	416	2%
Stock-based awards outstanding	25	24	26	24	22	(12)%
Stock-based awards outstanding — % of common shares outstanding	6.0%	5.7%	6.3%	5.8%	5.2%	N/A

Results of Operations

Worldwide (WW) net sales	$2,541	$1,902	$1,753	$1,858	$2,977	17%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	26.2%	22.3%	24.6%	27.6%	21.9%	N/A
WW net sales — TTM	$6,921	$7,292	$7,658	$8,054	$8,490	23%
WW net sales — TTM Y/Y growth, excluding the effect of foreign exchange rates	26.3%	23.9%	24.4%	25.2%	23.7%	N/A

Gross profit	$544	$458	$450	$463	$667	23%
Gross margin — % of WW net sales	21.4%	24.1%	25.7%	24.9%	22.4%	N/A
Gross profit — TTM	$1,602	$1,700	$1,809	$1,917	$2,039	27%
Gross margin — TTM % of WW net sales	23.1%	23.3%	23.6%	23.8%	24.0%	N/A

Operating income (1)	$162	$108	$104	$55	$165	1%
Operating margin — % of WW net sales (1)	6.4%	5.7%	6.0%	3.0%	5.5%	N/A
Operating income — TTM (1)	$440	$438	$456	$430	$432	(2)%
Operating margin — TTM % of WW net sales (1)	6.4%	6.0%	6.0%	5.3%	5.1%	N/A

Net income (1) (2)	$347	$78	$52	$30	$199	(43)%
Net income per diluted share (1) (2)	$0.82	$0.18	$0.12	$0.07	$0.47	(43)%
Net income — TTM (1) (2)	$588	$555	$531	$507	$359	(39)%
Net income per diluted share — TTM (1) (2)	$1.39	$1.31	$1.25	$1.19	$0.84	(39)%

Segments

North America Segment:
Net sales	$1,392	$1,027	$960	$1,041	$1,683	21%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	21.8%	21.1%	21.0%	27.4%	20.8%	N/A
Net sales — TTM	$3,847	$4,027	$4,195	$4,420	$4,711	22%
Gross profit	$354	$279	$278	$292	$418	18%
Gross margin — % of North America net sales	25.5%	27.2%	29.0%	28.1%	24.8%	N/A
Gross profit — TTM	$1,024	$1,077	$1,135	$1,204	$1,267	24%
Gross margin — TTM % of North America net sales	26.6%	26.7%	27.1%	27.2%	26.9%	N/A
Operating income	$122	$66	$72	$66	$92	(24)%
Operating margin — % of North America net sales	8.8%	6.4%	7.5%	6.4%	5.5%	N/A
Operating income — TTM	$321	$311	$317	$326	$296	(8)%
Operating margin — TTM % of North America net sales	8.3%	7.7%	7.6%	7.4%	6.3%	N/A

International Segment:
Net sales	$1,149	$875	$793	$817	$1,294	13%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	32.5%	23.8%	29.3%	27.8%	23.2%	N/A
Net sales — TTM	$3,074	$3,265	$3,463	$3,634	$3,779	23%
Net sales — TTM % of WW net sales	44.4%	44.8%	45.2%	45.1%	44.5%	N/A
Gross profit	$190	$179	$172	$171	$249	31%
Gross margin — % of International net sales	16.5%	20.5%	21.7%	20.9%	19.3%	N/A
Gross profit — TTM	$578	$623	$674	$713	$772	33%
Gross margin — TTM % of International net sales	18.8%	19.1%	19.5%	19.6%	20.4%	N/A
Operating income	$55	$62	$60	$55	$93	67%
Operating margin — % of International net sales	4.8%	7.2%	7.6%	6.7%	7.1%	N/A
Operating income — TTM	$169	$190	$216	$233	$270	59%
Operating margin — TTM % of International net sales	5.5%	5.8%	6.2%	6.4%	7.1%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$367	$330	$318	$342	$482	31%
Operating expenses — TTM	$1,112	$1,198	$1,276	$1,358	$1,473	32%
Operating income	$177	$128	$132	$121	$185	4%
Operating margin — % of consolidated sales	7.0%	6.8%	7.5%	6.5%	6.2%	N/A
Operating income — TTM	$490	$502	$533	$559	$566	16%
Operating margin — TTM % of consolidated net sales	7.1%	6.9%	7.0%	6.9%	6.7%	N/A

Supplemental North America Segment Net Sales:
Media	$885	$699	$632	$684	$1,030	16%
Media — TTM	$2,589	$2,690	$2,780	$2,901	$3,046	18%
Electronics and other general merchandise	$449	$282	$278	$304	$580	29%
Electronics and other general merchandise — TTM	$1,128	$1,185	$1,236	$1,311	$1,443	28%
Electronics and other general merchandise — TTM % of North America net sales	29%	29%	29%	30%	31%	N/A
Other	$58	$46	$50	$53	$73	25%
Other — TTM	$130	$153	$178	$208	$222	71%

Supplemental International Segment Net Sales:
Media	$911	$675	$614	$629	$968	6%
Media — TTM	$2,513	$2,612	$2,730	$2,828	$2,885	15%
Electronics and other general merchandise	$237	$199	$178	$187	$321	36%
Electronics and other general merchandise — TTM	$559	$651	$730	$801	$886	59%
Electronics and other general merchandise — TTM % of International net sales	18%	20%	21%	22%	23%	N/A
Other	$1	$1	$1	$1	$5	565%
Other — TTM	$2	$3	$3	$4	$8	234%

Supplemental Worldwide Net Sales:
Media	$1,796	$1,374	$1,246	$1,313	$1,998	11%
Media — TTM	$5,102	$5,302	$5,510	$5,730	$5,931	16%
Electronics and other general merchandise	$686	$481	$456	$491	$901	31%
Electronics and other general merchandise — TTM	$1,687	$1,835	$1,966	$2,113	$2,329	38%
Electronics and other general merchandise — TTM % of WW net sales	24%	25%	26%	26%	27%	N/A
Other	$59	$47	$51	$54	$78	32%
Other — TTM	$132	$156	$181	$211	$230	74%

Balance Sheet

Cash and marketable securities	$1,779	$1,151	$1,325	$1,419	$2,000	12%

Inventory, net — ending	$480	$403	$383	$456	$566	18%
Inventory — average inventory % of TTM net sales	4.9%	5.0%	5.0%	5.2%	5.4%	N/A
Inventory turnover, average — TTM	15.7	15.5	15.3	14.8	14.1	(10)%

Fixed assets, net	$246	$245	$267	$322	$348	41%

Accounts payable days — ending	53	44	51	58	54	3%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	9,000	9,400	10,200	11,100	12,000	33%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	In Q3 2005, the Company settled a patent lawsuit on terms including a one-time payment of $40 million in Q3 2005. This negatively impacted Q3 and Q4 2005 TTM operating cash flow and free cash flow by $40 million, Q3 2005 operating income by $40 million, and Q3 2005 net income by $20 million after tax.
(2)	Q4 2005 and Q4 2004 net income includes tax benefits of $90 million and $244 million, both related to determinations that certain of our deferred tax assets are realizable; Net income includes a $56 million tax expense for Q1 2005, a $56 million tax expense for Q2 2005, and a $21 million tax expense for Q3 2005, primarily due to taxable income resulting from the transfer of certain operating assets from U.S. to international locations.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue was $188 million, up 21% from $156 million.

•	Amounts paid in advance for subscription services, including amounts received from online DVD rentals, Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Net sales includes fixed fees, commissions and per-unit fees earned from third-party sellers and similar amounts earned through Amazon Enterprise Solutions.

Cost of Sales

•	Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and service costs such as those incurred in operating and staffing our fulfillment and customer service centers on behalf of third-party sellers.

•	Inbound shipping charges to receive products from our suppliers are included in our inventory and recognized as “Cost of sales” upon sale to our customers.

•	Outbound shipping-related costs totaled $280 million, up 20% from $234 million. Net shipping loss was $91 million, up 17% from a net shipping loss of $78 million, resulting primarily from our free shipping offers and Amazon Prime.

•	While costs associated with free shipping, including Amazon Prime, are not included in marketing expense, we view our free shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely. In Q4 2005 we offered free membership trials for Amazon Prime and expect to continue to offer these trials in the future.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $35 million, up from $21 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets—generally two years or less for assets such as internal-use software and our DVD rental library, three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment. Depreciation expense is generally classified within the corresponding operating expense categories on the consolidated statements of operations, and certain assets, such as our DVD rental library, are amortized to “Cost of sales.”

•	Stock-based compensation decreased $3 million to $16 million. We chose to early-adopt SFAS 123(R), the new accounting rules on stock-based compensation, effective January 1, 2005. Stock-based compensation would have been $32 million under our prior accounting method, up $12 million from Q4 2004. In Q4 2005 we recorded a $10 million benefit representing the cumulative effect of slightly increasing the rate of forfeitures expected over the life of issued stock awards based on our historical experience. In accordance with SAB 107, issued March 2005, we present stock-based compensation within the same operating expense line items as cash compensation. Operating expenses with and without stock-based compensation are as follows:

	Q4 2005			Q4 2004
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)
Operating Expenses:
Fulfillment	$249	$(3)	$246	$208	$(4)	$204
Marketing	68	(1)	67	60	(1)	59
Technology and content	132	(9)	123	84	(11)	73
General and administrative	49	(3)	46	35	(4)	31
Other operating expense (income)	4	—	4	(5)	—	(5)

Total operating expenses	$502	$(16)	$486	$382	$(20)	$362

Year-over-year Percentage Growth:
Fulfillment	20%		21%	29%		29%
Marketing	13		15	45		44
Technology and content	58		69	37		41
General and administrative	37		42	38		38

Percent of Net Sales:
Fulfillment	8.4%		8.3%	8.2%		8.0%
Marketing	2.3		2.2	2.3		2.3
Technology and content	4.5		4.1	3.3		2.9
General and administrative	1.6		1.5	1.4		1.2

Fulfillment

•	Fulfillment costs include those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting and warehousing inventories; picking, packaging and preparing customer orders for shipment; and payment processing fees and transaction costs, including costs associated with our guarantee of certain third-party seller transactions. Fulfillment costs also include amounts paid to third parties who assist us in fulfillment and customer service operations.

•	Payment processing fees associated with third-party seller sales are based on the gross purchase price of underlying transactions, and transaction costs, such as our A to Z Guarantee, are higher as a percentage of revenue versus our retail sales. Accordingly third-party sales have higher fulfillment costs as a percentage of net sales.

•	Fulfillment costs increased in absolute dollars from the prior year due to variable costs corresponding with sales and inventory volumes, our mix of product sales, payment processing and transaction costs, including costs of our guarantee of certain third-party seller transactions. Additionally, we expanded our fulfillment capacity in 2005 through gains in efficiencies as well as increases in leased warehouse space. We plan to continue expanding our worldwide fulfillment capacity in 2006—although to add less space than in 2005—in order to accommodate greater selection and to meet anticipated shipment volumes from sales of our own products as well as sales by third parties for whom we provide the fulfillment. We expect absolute amounts spent in fulfillment and fulfillment-related cost of sales to increase over time.

Marketing

•	Marketing efforts include targeted online marketing channels, such as our Associates and Syndicated Stores programs, sponsored search, portal advertising, e-mail campaigns and other initiatives.

Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in the research and development of our websites, including application development, editorial content, merchandising selection, and systems and telecommunications support and infrastructure.

•

Our spending in technology and content has significantly increased, corresponding with our focus on several initiatives. We have added a significant number of computer scientists and software engineers to our staff so that we can continue to enhance the customer experience on our websites and those websites powered by us, improve our process efficiency and continue to invest in several areas of technology, including seller platforms, search, web services and digital initiatives. We intend to continue investing in areas of technology and content, and we expect absolute dollars spent in technology and content to increase over time as we continue to add computer scientists and software engineers to our staff.

•	A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•	Certain costs relating to the development of internal-use software and website development, including software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years. We capitalized $25 million of internal-use software and website development costs, including $2 million associated with stock-based compensation, which is excluded from purchases of fixed assets on our consolidated statements of cash flows since it is stock based rather than cash—compared with $16 million a year ago. These amounts were partially offset by amortization of previously capitalized amounts of $15 million and $8 million. Fixed assets associated with capitalized internal-use software and website development and content, net of accumulated depreciation, were $87 million and $47 million at December 31, 2005 and 2004, respectively.

General and Administrative

•	General and administrative costs increased primarily due to payroll and related expenses, professional fees and legal costs. We expect absolute dollars spent in general and administrative to increase over time.

Stock-Based Compensation

•	Prior to January 1, 2005, we accounted for stock-based awards under the intrinsic value method, which resulted in compensation expense for restricted stock and restricted stock units at grant date fair value based on the number of shares granted and the quoted price of our common stock, and for stock options to the extent option exercise prices were set below market prices on the date of grant. Also, stock-based awards subject to an exchange offer, other modifications, or performance criteria were subject to variable accounting treatment.

•	As of January 1, 2005, we adopted SFAS 123(R), which requires measurement of compensation cost for stock-based awards at grant date fair value. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, while the fair value of stock options is determined using a Black-Scholes valuation model. The fair value is recognized as an expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). Because we implemented SFAS 123(R), we no longer have stock awards subject to variable accounting treatment.

•	Stock-based awards generally vest over service periods of between two and five years.

•	Payroll tax expense resulting from exercises of stock-based awards is a cash expense and is not categorized as stock-based compensation.

•	We granted stock awards, substantially all of which have been restricted stock units since October 2002, of 1 million shares in the quarter. Our annual stock awards are granted in the second quarter.

•	At December 31, 2005, there were 22 million stock awards outstanding, consisting of 12 million stock options with a $14 weighted-average exercise price and 10 million restricted stock units. At December 31, 2004 there were 25 million stock awards outstanding.

•	At December 31, 2005, there were 438 million common shares and stock-based awards outstanding, up 1% from 434 million at December 31, 2004. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

Other Operating Expense (Income)

•	Other operating expense (income) includes costs related to a lawsuit settlement and amortization of intangibles of $2 million.

•	We acquired certain companies during 2005 for an aggregate cash purchase price of $29 million. The excess of purchase price over the fair value of the net assets acquired was $19 million and is classified as “Goodwill” on our consolidated balance sheets. Acquired other intangibles totaled $10 million and have estimated useful lives of between one and three years. The results of operations of each of the acquired businesses have been included in our consolidated results as of the closing date of acquisition. The effect of these acquisitions on consolidated net sales and operating income was not significant for Q4 2005.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and charges associated with the effect of movements in currency exchange rates.

•	Remeasurement of the principal amount of our 6.875% PEACS from euros to U.S. dollars resulted in a foreign-currency gain of $9 million, compared with a loss of $77 million.

•	Remeasurement of foreign-currency intercompany balances that are to be repaid among subsidiaries represented a $7 million loss, compared with a gain of $44 million.

•	We realized a $2 million gain primarily associated with the sale of an equity investment.

Income Taxes and Deferred Tax Assets

•	The Q4 2005 tax provision includes a tax benefit of $90 million, representing $0.21 of diluted earnings per share, resulting from a determination that certain of our deferred tax assets are realizable. Without this benefit our effective tax rate for financial reporting purposes would have been 43% in 2005, higher than the 35% statutory rate, associated with taxable income resulting from the Q1 2005 transfer of certain operating assets from the U.S. to international locations in connection with the establishment of our European headquarters in Luxembourg.

•	We intend to perform similar asset transfers in 2006 to finalize our European headquarters transition, which we expect to result in an effective tax rate for financial reporting purposes significantly higher than the 35% statutory rate in 2006 and to beneficially impact our effective tax rate over time. Our 2006 effective tax rate is subject to significant potential volatility due to several factors, including the accurate prediction of our taxable income and the taxable jurisdictions to which it relates.

•	Since we have deferred tax assets related to our Net Operating Losses (“NOLs”), these asset transfers will not have a significant effect on cash taxes paid in 2006, which we expect to be approximately $25 million compared with $12 million in 2005. We are not endeavoring to optimize our global taxes on a financial reporting basis; instead we endeavor to optimize our global taxes on a cash basis.

•	At December 31, 2005, our net deferred tax assets, net of deferred tax liabilities, are $291 million, which includes $123 million relating to NOLs that are primarily attributed to stock-based compensation, the majority of which begin to expire in 2016, with the remaining portion relating to temporary differences between the carrying amounts of assets and liabilities and their tax bases.

•	We allocate our valuation allowance to current and long-term deferred tax assets on a pro-rata basis.

Foreign Exchange

•	Our financial reporting currency is the U.S. dollar, and changes in exchange rates significantly affect our reported results and consolidated trends. For example, during Q4 2005 our consolidated revenue and operating income were negatively affected by the strengthening of the U.S. dollar in comparison to the currencies of internationally focused websites, but our consolidated revenue and operating income from Q2 2002 through Q2 2005 have benefited from weakness in the U.S. dollar in comparison to the same currencies.

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Q4 2005			Q4 2004
	As Reported	Exchange Rate Effect (2)	At Prior Year Rates (1)	As Reported	Exchange Rate Effect (2)	At Prior Year Rates (1)
Net sales	$2,977	$(121)	$3,098	$2,541	$85	$2,456
Gross profit	667	(23)	690	544	14	530
Operating expenses	502	(12)	514	382	9	373
Income from operations	165	(12)	177	162	5	157
Net interest expense and other	(8)	3	(11)	(22)	(5)	(17)
Remeasurements and other (3)	4	3	1	(32)	(33)	1
Net income	199	(8)	207	347	(32)	379
Diluted earnings per share	$0.47	$(0.02)	$0.49	$0.82	$(0.08)	$0.90

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(2)	Represents the increase (decrease) in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(3)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances compared to prior quarter, and realized currency-related gains associated with sales of euro-denominated investments held by a U.S. subsidiary.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital and timing of capital expenditures. Working capital at any specific point in time is subject to many variables, including seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms, and fluctuations in foreign exchange rates. Additionally, prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash inflows—effectively a reclassification between operating cash flows and financing cash flows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes—which negatively impacted operating cash flow—were $3 million in Q4 2005 and are expected to increase substantially and may be up to $100 million in 2006, subject to considerable variability. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be negatively effected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification.

•	Our cash, cash equivalents and marketable securities of $2 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $905 million, primarily in euros, British pounds and yen.

•	“Accounts receivable, net and other current assets” includes accounts receivable from merchant partners, vendors and credit card companies, interest receivables and $15 million of prepaid expenses.

•	“Fixed assets” include assets such as furniture and fixtures, heavy equipment, technology infrastructure, internal-use software and website development and our DVD rental library.

•	“Other assets” includes, among other things, $13 million of deferred issuance costs on long-term debt, $8 million of certain equity investments, and $11 million of other intangibles, net.

•	“Accrued expenses and other current liabilities” includes, among other things, liabilities for gift certificates, professional fees, marketing activities, workforce costs—including accrued payroll, vacation and other benefits—and unearned revenue of $48 million which is recorded when payments are received in advance of performing our service obligations and is amortized over the service period.

•	“Long-term debt and other” primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	580	(2) (4)	6.875%	February 2010

	$1,480	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.425% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.

(2)	€490 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($101 per share based on the euro/U.S. dollar exchange rate as of December 31, 2005). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest, and conversion price fluctuates based on the euro/U.S. dollar exchange ratio. Due to fluctuations in this exchange ratio, our principal debt obligation since issuance in February 2000 has increased by $97 million as of December 31, 2005.

(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 17 million total shares) is excluded from diluted shares as their effect is antidilutive.

(4)	Under our previously announced $500 million debt repurchase authorization, on March 7, 2006 we will be redeeming €250 million—or $304 million at the Euro to U.S. dollar exchange rate on January 31, 2006—in principal amount of our PEACS at par, plus accrued and unpaid interest from and including February 16, 2006 to March 6, 2006. We expect to record a charge of approximately $6 million related to the redemption, including $2 million in unamortized deferred debt issuance costs, which will be classified in “Remeasurements and other” in Q1 2006.

Certain Definitions and Other

•	We present segment information along two lines: North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expenses (income), each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com and www.amazon.ca; from North America-focused Syndicated Stores, such as www.cdnow.com; from our mail-order tool catalog phone orders; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, marketing, and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and, since September 2004, www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service;

and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: “Media,” “Electronics and Other General Merchandise,” and “Other.” Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, sports and outdoors, kitchen and housewares, gourmet food, jewelry, health and personal care, beauty, and musical instruments. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•	Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of cost of sales to average inventory over five quarter ends.

•	Return on invested capital is free cash flow divided by average total assets less current liabilities over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, our catalog customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. A customer is considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. A seller is considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.